SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Asbury Automotive Group, Inc.
_____________________________________________

(Name of Issuer)

Common Stock (par value $.01 per share)
_____________________________________________

(Title of Class of Securities)

043436104
______________________

(CUSIP Number)

December 31, 2005
_____________________________________________

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ASBURY AUTOMOTIVE HOLDINGS L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 17,550,743
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,550,743
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 4,545,518*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.4%
12.	TYPE OF REPORTING PERSON CO

*Asbury Automotive Holdings L.L.C. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON RIPPLEWOOD PARTNERS L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 8,954,900
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,954,900
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 13,141,361*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.3%
12.	TYPE OF REPORTING PERSON PN

* Ripplewood Partners L.P. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C. Ripplewood Partners L.P. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of its pecuniary interest therein.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON COLLINS FAMILY PARTNERS, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,954,900
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 13,141,361*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.3%
12.	TYPE OF REPORTING PERSON PN

* Collins Family Partners could be deemed the beneficial owner of the shares held by Ripplewood Partners L.P. Collins Family Partners expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of its pecuniary interest therein.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TIMOTHY C. COLLINS
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,954,900
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 13,141,361*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.3%
12.	TYPE OF REPORTING PERSON IN

* Timothy C. Collins could be deemed the beneficial owner of the shares held by Ripplewood Partners L.P. Timothy C. Collins expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of his pecuniary interest therein.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON C.V. NALLEY, III
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 1,360,759
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,360,759
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 20,735,502*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12.	TYPE OF REPORTING PERSON CO

* C.V. Nalley III expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON THOMAS F. MCLARTY III
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 454,114
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 454,114
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 21,642,147*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12.	TYPE OF REPORTING PERSON IN

* Thomas F. McLarty III expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON LUTHER COGGIN
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 100,000
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 21,996,261*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12.	TYPE OF REPORTING PERSON IN

* Luther Coggin expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE ENTIRETIES
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 349,039
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 349,039
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 21,747,222*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12.	TYPE OF REPORTING PERSON 00

* Charlie (C.B.) Tomm and Anita DeSaussure Tomm, Tenants by the Entireties, expressly disclaim beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON JOHN R. CAPPS
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 210,300
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,300
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 21,885,961*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12.	TYPE OF REPORTING PERSON IN

* John R. Capps expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON JIW ENTERPRISES IRREVOCABLE TRUST OF 2005
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 1,280,037
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,037
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 20,816,224*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%
12.	TYPE OF REPORTING PERSON 00

* JIW Enterprises Irrevocable Trust of 2005 expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON JIW FUND I, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 117,554
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 117,554
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 21,978,707*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON 00

* JIW Fund I, LLC expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DMCD AUTOS IRVING, INC.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 12,109
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,109
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 22,084,152*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON CO

* DMCD Autos Irving, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ROBERT E. GRAY
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 329,378
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 329,378
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 21,766,883*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12.	TYPE OF REPORTING PERSON IN

* Robert E. Gray expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GIBSON FAMILY PARTNERSHIP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 124,749
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,749
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 21,971,512*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON PN

* Gibson Family Partnership, L.P. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON THOMAS G. MCCOLLUM
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 87,870
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,870
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 22,008,391*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12.	TYPE OF REPORTING PERSON IN

* Thomas G. McCollum expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SLT/TAG, INC.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Oregon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 61,900
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,900
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 22,034,361*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12.	TYPE OF REPORTING PERSON CO

* SLT/TAG, INC. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON NOEL E. DANIELS
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 17,478
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,478
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 22,078,783*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON IN

* Noel E. Daniels expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON NANCY D. NOBLE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 20,856
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,856
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 22,075,405*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON IN

* Nancy D. Noble expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON STEVE M. INZINNA
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,096,261
	7.	SOLE DISPOSITIVE POWER 19,375
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,375
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 22,076,886*	☒
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON IN

* Steve M. Inzinna expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

Item 1.         (a)               Name of Issuer:

      ASBURY AUTOMOTIVE GROUP, INC.

(b)	Address of Issuer’s Principal Executive Offices:

                                                        622 THIRD AVENUE
      37TH FLOOR
      NEW YORK, NY 10017

Item 2.         (a)               Name of Persons Filing:

     ASBURY AUTOMOTIVE HOLDINGS L.L.C.
     RIPPLEWOOD PARTNERS L.P.
     COLLINS FAMILY PARTNERS, L.P.
     TIMOTHY C. COLLINS
     C.V. NALLEY III
     THOMAS MCLARTY III
     LUTHER COGGIN
         CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE ENTIRETIES
     JOHN R. CAPPS
     JIW ENTERPRISES IRREVOCABLE TRUST OF 2005
     JIW FUND I, LLC
     DMCD AUTOS IRVING, INC.
     ROBERT E. GRAY
     GIBSON FAMILY PARTNERSHIP, L.P.
     THOMAS G. MCCOLLUM
     SLT/TAG, INC.
     NOEL E. DANIELS
     NANCY D. NOBLE
     STEVE M. INZINNA

(b)            Address of Principal Business Office or, if none, Residence:

      ASBURY AUTOMOTIVE HOLDINGS L.L.C.
      C/O RIPPLEWOOD PARTNERS L.P.
      ONE ROCKEFELLER PLAZA
      32ND FLOOR
      NEW YORK, NY 10020

      RIPPLEWOOD PARTNERS L.P.
      ONE ROCKEFELLER PLAZA
      32ND FLOOR
      NEW YORK, NY 10020

      COLLINS FAMILY PARTNERS, L.P.
      C/O RIPPLEWOOD PARTNERS L.P.
      ONE ROCKEFELLER PLAZA
      32ND FLOOR
      NEW YORK, NY 10020

     TIMOTHY C. COLLINS
     C/O RIPPLEWOOD PARTNERS L.P.
     ONE ROCKEFELLER PLAZA
     32ND FLOOR
     NEW YORK, NY 10020

    C.V. NALLEY III
    87 WEST PACES FERRY ROAD
    ATLANTA, GA 30305

    THOMAS MCLARTY III
    C/O KISSINGER MCLARTY ASSOCIATES
    1775 PENNSYLVANIA AVENUE, NW
    WASHINGTON, DC 20006

    LUTHER COGGIN
    C/O COGGIN AUTOMOTIVE GROUP
    4306 PABLO OAKS COURT
    JACKSONVILLE, FL 32224

        CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE ENTIRETIES
     c/o COGGIN AUTOMOTIVE GROUP
     4306 PABLO OAKS COURT
     JACKSONVILLE, FL 32224

    JOHN R. CAPPS
    C/O PLAZA MOTOR COMPANY
    11830 OLIVE BLVD.
    ST. LOUIS, MO 63141

    JIW ENTERPRISES IRREVOCABLE TRUST OF 2005
    C/O JEFFREY I. WOOLEY
    COURTESY AUTOMOTIVE GROUP
    MERCEDES BENZ OF TAMPA
    4636 N. DALE MABRY HWY
    TAMPA, FL 33614

    JIW FUND I, LLC
    C/O JEFFREY I. WOOLEY
    COURTESY AUTOMOTIVE GROUP
    MERCEDES BENZ OF TAMPA
    4636 N. DALE MABRY HWY
    TAMPA, FL 33614

    DMCD AUTOS IRVING, INC.
    C/O DAVID MCDAVID
    MCDAVID SPORTS HOLDINGS
    17120 DALLAS N. TOLLWAY, S# 240
    DALLAS, TX 75248

    ROBERT E. GRAY
    C/O GRAY-DANIELS AUTO FAMILY
    6060 I-55N
   JACKSON, MS 39211

    GIBSON FAMILY PARTNERSHIP, L.P.
    810 MT. MORO RD.
    VILLANOVA, PA 19085

    THOMAS G. MCCOLLUM
    C/O DAVID MCDAVID AUTO GROUP
    3600 WEST AIRPORT FREEWAY
    IRVING, TX 75062

    SLT/TAG, INC.
    C/O TONKON TORP L.L.P.
    1600 PIONEER TOWER
    888 SW FIFTH AVENUE
    PORTLAND, OR 97204

    NOEL E. DANIELS
    C/O GRAY-DANIELS AUTO FAMILY
    6060 I-55N
    JACKSON, MS 39211

    NANCY D. NOBLE
    C/O COGGIN AUTOMOTIVE GROUP
    4306 PABLO OAKS COURT
    JACKSONVILLE, FL 32224

    STEVE M. INZINNA
    C/O GRAY-DANIELS AUTO FAMILY
    6060 I-55N
    JACKSON, MS 39211

(c)            Citizenship:

    ASBURY AUTOMOTIVE HOLDINGS L.L.C. - DELAWARE
    RIPPLEWOOD PARTNERS L.P. - DELAWARE
    COLLINS FAMILY PARTNERS, L.P. - DELAWARE
    TIMOTHY C. COLLINS - USA
    C.V. NALLEY, III - USA
    THOMAS MCLARTY III - USA
    LUTHER COGGIN - USA
        CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE ENTIRETIES - USA
    JOHN R. CAPPS - USA
        JIW ENTERPRISES IRREVOCABLE TRUST OF 2005 - USA
    JIW FUND I, LLC - USA
    DMCD AUTOS IRVING, INC. - TEXAS
    ROBERT E. GRAY - USA
    GIBSON FAMILY PARTNERSHIP, L.P. - USA
    THOMAS G. MCCOLLUM - USA
    SLT/TAG, INC. - OREGON
    NOEL E. DANIELS - USA
    NANCY D. NOBLE - USA
    STEVE M. INZINNA - USA

(d)           Title of Class of Securities:

    COMMON STOCK, PAR VALUE $.01 PER SHARE

(e)         CUSIP Number:

   043436104

Item 3.                                          NOT APPLICABLE. THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13D-1(d).

Item 4.                                         Ownership

                                   (a)              Amount beneficially owned:

    SEE THE RESPONSES TO ITEM 9 ON THE ATTACHED COVER PAGES.

                                   (b)              Percent of Class:

    SEE THE RESPONSES TO ITEM 11 ON THE ATTACHED COVER PAGES.

(c)	Number of shares as to which such person has:

(i). Sole power to vote or to direct the vote: SEE THE RESPONSES TO ITEM 5 ON THE ATTACHED COVER PAGES.

(ii). Shared power to vote or to direct the vote: SEE THE RESPONSES TO ITEM 6 ON THE ATTACHED COVER PAGES.

(iii). Sole power to dispose or to direct the disposition of: SEE THE RESPONSES TO ITEM 7 ON THE ATTACHED COVER PAGES.

(iv). Shared power to dispose or to direct the disposition of: SEE THE RESPONSES TO ITEM 8 ON THE ATTACHED COVER PAGES.

Item 5.                                         Ownership of Five Percent or Less of a Class

IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

   Item 6.                                          Ownership of More than Five Percent on Behalf of Another Person.

    NOT APPLICABLE

Item 7.                                           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
                                                      Parent Holding Company or Control Person

                                                    NOT APPLICABLE

Item 8.                                           Identification and Classification of Members of the Group

THE FOLLOWING SHAREHOLDERS ARE MEMBERS OF A GROUP BASED ON VOTING ARRANGEMENTS IN ASBURY AUTOMOTIVE GROUP, INC.’S SHAREHOLDERS AGREEMENT, DATED AS OF MARCH 1, 2002, AS AMENDED:

ASBURY AUTOMOTIVE HOLDINGS L.L.C.*
C.V. NALLEY, III
THOMAS MCLARTY, III
LUTHER COGGIN
CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE ENTIRETIES
    JOHN R. CAPPS
    JIW ENTERPRISES IRREVOCABLE TRUST OF 2005
    JIW FUND I, LLC
    DMCD AUTOS IRVING, INC.
    ROBERT E. GRAY
    GIBSON FAMILY PARTNERSHIP, L.P.
    THOMAS G. MCCOLLUM
    SLT/TAG, INC.
    NOEL E. DANIELS
    NANCY D. NOBLE
    STEVE M. INZINNA

* Ripplewood Partners L.P. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C.; FS Equity Partners III, L.P., FS Equity Partners International L.P and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli, are the owners of approximately 49% of the membership interests of Asbury Automotive Holdings L.L.C.

Item 9.                                         Notice of Dissolution of Group

   NOT APPLICABLE

Item 10.                                       Certifications

   NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2006

ASBURY AUTOMOTIVE HOLDINGS L.L.C.

by:	/s/ Timothy C. Collins
Name: Timothy C. Collins

RIPPLEWOOD PARTNERS L.P.

by:	/s/ Timothy C. Collins
Name: Timothy C. Collins

COLLINS FAMILY PARTNERS, L.P.

by:	/s/ Timothy C. Collins
Name: Timothy C. Collins

TIMOTHY C. COLLINS

by:	/s/ Timothy C. Collins
Name: Timothy C. Collins

C.V. NALLEY, III

by:	/s/ C.V. Nalley, III
Name: C.V. Nalley, III

THOMAS F. MCLARTY, III

by:	/s/ Thomas F. McLarty, III
Name: Thomas F. McLarty, III

LUTHER COGGIN

by:	/s/ Luther Coggin
Name: Luther Coggin
Title: Chairman of the Board, Coggin Automotive Group

CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE ENTIRETIES

by:	/s/ Charlie Tomm and Anita Desaussure Tomm
Name: Charlie Tomm and Anita Desaussure Tomm

JOHN R. CAPPS

by:	/s/ John R. Capps
Name: John R. Capps

JIW ENTERPRISES IRREVOCABLE TRUST OF 2005

by:	/s/ Jeffrey I. Wooley
Name: Jeffrey I. Wooley

JIW FUND 1, LLC

by:	/s/ Jeffrey I. Wooley
Name: Jeffrey I. Wooley

DMCD AUTOS IRVING, INC.

by:	/s/ David McDavid
Name: David McDavid

ROBERT E. GRAY

by:	/s/ Robert E. Gray
Name: Robert E. Gray
Title: Chief Executive Officer

GIBSON FAMILY PARTNERSHIP, L.P.

by:	/s/ Thomas R. Gibson
Name: Thomas R. Gibson

THOMAS G. MCCOLLUM

by:	/s/ Thomas G. McCollum
Name: Thomas G. McCollum

SLT/TAG, INC.

by:	/s/ Scott L. Thomason
Name: Scott L. Thomason
Title: President

NOEL E. DANIELS

by:	/s/ Noel E. Daniels
Name: Noel E. Daniels

NANCY D. NOBLE

by:	/s/ Nancy D. Noble
Name: Nancy D. Noble

STEVE M. INZINNA

by:	/s/ Steve M. Inzinna
Name: Steve M. Inzinna